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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                              __________________

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):                  June 6, 2001

                            PETROCORP INCORPORATED
            (Exact name of registrant as specified in its charter)


 Texas                    0-22650                 76-0380430
(State or other          (File Number)            (IRS Employer
jurisdiction of                                 Identification No.)
incorporation)


6733 South Yale, Tulsa, Oklahoma                           74136
(Address of principal executive offices)                 (Zip Code)



Registrants telephone number,
including area code                          (918) 494-0000



Item 2.  Acquisition of Assets.

On June 6, 2001, PetroCorp Incorporated, a Texas corporation (the
"Company"), acquired Southern Mineral Corporation, a Nevada corporation ("Southern Mineral"), by merging PetroCorp Acquisition Company, a wholly-owned subsidiary of the Company ("PetroCorp Acquisition"), with and into Southern Mineral, with PetroCorp Acquisition as the surviving corporation (the "Merger"). The purchase price, including assumed indebtedness, was approximately $74 million. Southern Mineral shareholders, representing approximately 9.6 million shares of approximately 12.2 million outstanding shares and 3.6 million shares issuable upon the exercise of warrants, elected to convert their shares into PetroCorp common stock. This is an over subscription of approximately 525 thousand PetroCorp shares. The maximum number of PetroCorp common shares available for this transaction was 4 million shares. As a result, Southern Mineral shareholders electing to receive PetroCorp shares will have their election prorated downward from 0.471 shares of PetroCorp common stock for each Southern Mineral share to approximately 0.416 shares of PetroCorp common stock and $0.55 in cash for each Southern Mineral share tendered. The remaining Southern Mineral shareholders who did not elect to receive PetroCorp stock will receive $4.71 per share in cash, without interest. The Merger is expected to be accounted for under the purchase method of accounting.
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Item 7.  Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired

   The Financial Statements required by Item 7(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than the date which is 60 days after the date of the filing of this Report.

(b)  Pro Forma Financial Information

   The Pro Forma Financial Information required by Item 7(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than the date which is 60 days after the date of the filing of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROCORP INCORPORATED

Dated: June 20, 2001           By: /s/ Steven R. Berlin
                                   -----------------------
                                   Steven R. Berlin
                                   Chief Financial Officer